CHANGE IN CONTROL SEVERANCE AGREEMENT
THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) is made and entered into as of October 19, 2016, by and between Capital Bank Financial Corp., a Delaware corporation (the “Company”), and Kenneth J. Kavanagh (the “Executive”). Capitalized terms used herein without definition have the meanings ascribed to such terms in Section 1.
WHEREAS, the Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined herein); and
WHEREAS, the Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executive’s full attention and dedication to the Company in the event of any threatened or pending Change in Control, and to provide the Executive with compensation and benefits arrangements upon a Change in Control that ensure that the compensation and benefits expectations of the Executive will be satisfied and that provide the Executive with compensation and benefits arrangements that are competitive with those of other corporations.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, it is hereby covenanted and agreed by the Executive and the Company as follows:
1.Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
“Affiliated Entity” means any entity controlled by, controlling, or under common control with the Company.
“Annual Base Salary” means 12 times the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to the Executive by the Company and the Affiliated Entities in respect of the one-year period immediately preceding the month in which the Change in Control or, if higher, the Date of Termination, occurs.
“Cause” means: (a) willful misconduct or willful neglect by the Executive in the performance of his duties to the Company; or (b) the Executive’s conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission of a felony. No act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.
“Change in Control” means:
(a)    the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”), or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company, (B) any acquisition directly from the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Entity, or (D) any acquisition pursuant to a transaction that complies with clauses (i), (ii), and (iii) of subsection (c) below;
(b)    individuals who, on the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination), shall be an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board;
(c)    the consummation of a reorganization, merger, statutory share exchange, or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, immediately following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least two-thirds of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(d)    approval by the stockholders of the Company of a complete dissolution or liquidation of the Company.
“Change in Control Period” means the period commencing on the date of consummation of a Change in Control and ending on the second anniversary thereof.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Date of Termination” means: (a) if the Executive’s employment is terminated by the Company without Cause, or by the Executive without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (b) if the Executive’s employment is terminated by the Executive with Good Reason, a date that is no later than 60 days after the Company Cure Period (as defined below), if applicable, (c) if the Executive’s employment is terminated by the Company with Cause, the Date of Termination shall be the date on which the Company notifies the Executive of such termination (which shall not be until after the expiration of the Executive Cure Period (as defined below)); and (d) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.
“Disability” means the inability of the Executive to perform the Executive’s duties with the Company on a full-time basis as a result of incapacity due to mental or physical illness, which inability exists for 180 days during any consecutive 12-month period, as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Good Reason” means, in the absence of the written consent of the Executive:
(a)    a material reduction in the Executive’s (i) Annual Base Salary, (ii) Target Incentive Payment or maximum annual incentive opportunity, (iii) annual long-term incentive compensation opportunity (cash and equity awards), including target or maximum incentive opportunity, or (iv) retirement, welfare, fringe, and other benefits provided or made available to the Executive in the aggregate, in each case, from those in effect immediately prior to the Change in Control, or if more favorable, those provided or made available to peer executives of the Company (or, if applicable, the entity resulting from a Business Combination, or an entity that, as a result of a Business Combination, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) or the Affiliated Entities at any time thereafter;
(b)    a material diminution in the position, authority, duties, or responsibilities of the Executive from those in effect immediately prior to the Change in Control;
(c)    a material diminution in the authority, duties, or responsibilities of the person to whom the Executive is required to report from the authority, duties, or responsibilities of such person as in effect immediately prior to such Change in Control;
(d)    any relocation of the Executive’s principal place of business to a location more than 30 miles from the Executive’s principal place of business as in effect immediately prior to such Change in Control; or
(e)    any other action or inaction that constitutes a material breach by the Company of this Agreement or any other agreement between the Executive and the Company or an Affiliated Entity related to the terms and conditions of the Executive’s employment.
“Incumbent Director” has the meaning set forth in the definition of Change in Control.
“Person” means any individual, entity, or group (within the meaning given in Sections 13(d)(3) and 14(d)(2) of the Exchange Act).
“Target Incentive Payment” means the target annual incentive opportunity expressed as a percentage of the Executive’s Annual Base Salary under the Company’s 2013 Omnibus Compensation Plan (or any predecessor or successor plan thereto) as in effect for the year in which the Date of Termination occurs, or, if higher, or if no Target Incentive Payment has been established for such year, the annual incentive payment paid or payable (in cash or equity) to the Executive in respect of the fiscal year of the Company ending immediately prior to the year in which the Change in Control occurs.
2.    Term. The “Term” of this Agreement shall commence on the date hereof and end on the second anniversary of the date hereof; provided, however, that, commencing on the first anniversary of the date hereof and on each anniversary date thereafter (each, a “Renewal Date”), the Term shall be automatically extended so as to terminate two years from such Renewal Date, unless, at least 90 days prior to the applicable Renewal Date, the Company shall give written notice to the Executive that the Term shall not be so extended; and provided, further, that, notwithstanding anything contained herein to the contrary or the delivery of a notice of nonrenewal prior to a Change in Control, upon a Change in Control, the Term shall automatically be extended so as to extend through the second anniversary of the date of consummation of such Change in Control.
3.    Termination of Employment.
(a)    Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Change in Control Period. If the Executive incurs a Disability during the Change in Control Period, the Company may provide the Executive with written notice in accordance with Section 10(g) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”); provided that, within 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.
(b)    With or Without Cause. The Executive’s employment may be terminated by the Company during the Change in Control Period with or without Cause. To invoke a termination with Cause, the Company shall provide written notice to the Executive of the existence of one or more of the conditions described in the definition of Cause within 30 days following the Board’s actual knowledge of the existence of such condition or conditions, specifying in reasonable detail the conditions constituting Cause, and the Executive shall have 30 days following receipt of such written notice (the “Executive Cure Period”) during which the Executive may remedy the condition if such condition is reasonably subject to cure. In addition, in the case of a termination of the Executive’s employment with Cause as described in clause (a) of the definition of Cause, the cessation of employment of the Executive shall not be deemed to be with Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good-faith opinion of the Board, the Executive is guilty of the conduct described in clause (a) of the definition of Cause, and specifying the particulars thereof in detail.
(c)    Good Reason. The Executive’s employment may be terminated by the Executive during the Change in Control Period with or without Good Reason. To invoke a termination with Good Reason, the Executive shall provide written notice to the Company of the existence of one or more of the conditions described in the definition of Good Reason within 30 days following the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Company Cure Period”) during which it may remedy the condition if such condition is reasonably subject to cure. If the Company fails to remedy the condition constituting Good Reason during the Company Cure Period, the Executive’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within 60 days following such Company Cure Period for such termination as a result of such condition to constitute a termination with Good Reason. Notwithstanding anything to the contrary in this Agreement, a temporary suspension of the Executive’s duties, authorities, employment, or other roles hereunder, not in excess of 90 days, by the Board based upon the Board’s good-faith judgment that such suspension is warranted pending investigation of any material allegations relating to the conduct of the Executive or the conduct of the Company that may implicate the Executive, shall not give rise to Good Reason.
(d)    Notice of Termination. Any termination by the Company shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(g). For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice or 60 days after the end of the Company Cure Period, if applicable, in the case of a termination by the Executive with Good Reason). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause, respectively, shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
4.    Obligations of the Company upon Termination of Employment during the Change in Control Period.
(a)    Resignation by the Executive with Good Reason or Termination by the Company without Cause. If, during the Change in Control Period, the Executive’s employment is terminated (i) by the Executive with Good Reason or (ii) by the Company without Cause (and other than due to death or Disability), subject to the execution, delivery, and effectiveness within 30 days of the Date of Termination of a release of claims by the Executive in favor of the Company and the Affiliated Entities substantially in the form attached as Exhibit A (other than with respect to the payment of the Accrued Obligations and Other Benefits (as such terms are defined below)), the Company shall pay or provide, as applicable, to the Executive within 40 days after the Date of Termination (except as otherwise provided by Section 6 to the extent applicable), the following:
(A)    A lump sum cash payment consisting of: (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid; (2) any annual incentive payment earned by the Executive for a prior award period, but not yet paid to the Executive (other than any portion of such annual incentive payment that was previously deferred, which portion shall instead be paid in accordance with the applicable deferral arrangement and any election thereunder); (3) any accrued vacation or paid time off to the extent not theretofore paid; and (4) any unreimbursed business expenses incurred prior to the Date of Termination (the sum of the amounts described in clauses (1), (2), (3), and (4) shall be hereinafter referred to as the “Accrued Obligations”);
(B)    A lump sum cash payment equal to the product of (1) 1.5 multiplied by (2) the sum of the Executive’s Annual Base Salary and Target Incentive Payment;
(C)    The Company shall provide the Executive and the Executive’s dependents with continued coverage under any health, medical, dental, or vision insurance program or policy in which the Executive was eligible to participate as of the Date of Termination, for 18 months following such termination on terms no less favorable to the Executive and the Executive’s dependents (including with respect to payment for the costs thereof) than those in effect for employees generally, which coverage shall become secondary to any coverage provided to the Executive by a subsequent employer and to any Medicare coverage for which the Executive becomes eligible; and
(D)    To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy, practice, contract, or agreement of the Company and the Affiliated Entities through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
(b)    Termination by the Company with Cause or Due to Disability; Resignation by the Executive without Good Reason; or Termination Due to Death. If, during the Change in Control Period, the Executive’s employment is terminated by the Company with Cause or due to Disability, the Executive resigns without Good Reason, or the Executive’s employment is terminated due to death, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay or provide (i) the Accrued Obligations (paid as set forth in Section 4(a)(A)) and (ii) the Other Benefits (paid in accordance with the provisions of the applicable plans).
(c)    Effect of Termination on Other Positions. If, on the Date of Termination, the Executive is a member of the Board or the board of directors of any of the Company’s subsidiaries, or holds any other position with the Company or its subsidiaries, the Executive shall be deemed to have resigned from all such positions as of the Date of Termination. The Executive agrees to execute such documents and take such other actions as the Company may request to reflect such resignation.
(d)    Termination of Employment Prior to a Change in Control. If the Executive’s employment is terminated prior to a Change in Control for any reason, this Agreement shall terminate without further obligations to the Executive.
(e)    Non-Exclusivity of Rights. The payments and benefits provided under this Section 4 (including, without limitation, the Other Benefits) shall be in full satisfaction of the Company’s obligations to the Executive under this Agreement upon the Executive’s termination of employment, notwithstanding the remaining length of the Change in Control Period, and in no event shall the Executive be entitled to severance benefits (or other damages in respect of a termination of employment or claim for breach of this Agreement) beyond those specified in this Section 4. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy, or practice provided by the Company or the Affiliated Entities and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or the Affiliated Entities. Without limiting the generality of the foregoing, the Executive’s resignation under this Agreement with or without Good Reason, shall in no way affect the Executive’s ability to terminate employment by reason of the Executive’s “retirement” under, or to be eligible to receive benefits under, any compensation and benefits plans, programs, or arrangements of the Company or the Affiliated Entities, including, without limitation, any retirement or pension plans or arrangements or substitute plans adopted by the Company, the Affiliated Entities, or their respective successors, and any termination that otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan.
5.    No Mitigation; No Offset; Legal Fees. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), at any time from the Change in Control through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Change in Control) to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive, or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”) based on the rate in effect for the month in which such legal fees and expenses were incurred.
6.    Section 409A.
(a)    General. It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Treasury regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. To the extent required to avoid taxes and penalties under Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement shall be made upon a “separation from service” under Section 409A of the Code.
(b)    In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement, all (i) reimbursements and (ii) in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (B) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (C) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)    Delay of Payments. Notwithstanding anything to the contrary in this Agreement, to the extent required to avoid taxes and penalties under Section 409A of the Code, if the Executive is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Executive under this Agreement during the six-month period following the Executive’s separation from service (as determined in accordance with Section 409A of the Code) on account of the Executive’s separation from service shall be accumulated and paid to the Executive on the first business day of the seventh month following the Executive’s separation from service (the “Delayed Payment Date”). The Executive shall be entitled to Interest at the rate in effect for the month in which the Executive’s separation from service occurs on any delayed cash payments from the Date of Termination to the Delayed Payment Date. If the Executive dies during the postponement period, the amounts and entitlements, including Interest, delayed on account of Section 409A shall be paid to the personal representative of the Executive’s estate on the first to occur of the Delayed Payment Date or 30 days after the date of the Executive’s death.
7.    Certain Reductions in Payments.
(a)    Anything in this Agreement to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled hereunder.
(b)    If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 7 shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the Date of Termination. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits that are parachute payments in the following order: (i) cash payments that do not constitute deferred compensation within the meaning of Section 409A of the Code; and (ii) cash payments that do constitute deferred compensation, in each case, beginning with payments or benefits that are to be paid the furthest in time from the Accounting Firm’s determination. All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company. For purposes of all present value determinations required to be made under this Section 7, the Company and the Executive elect to use the applicable federal rate that is in effect on the date hereof pursuant to Treasury Regulations § 1-280G, Q&A-32.
(c)    To the extent requested by the Executive, the Company shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Executive (including, without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.
(d)    The following terms shall have the following meanings for purposes of this Section 7:
(i)    “Accounting Firm” means a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder and is reasonably acceptable to the Executive, which firm shall not, without the Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.
(ii)    “Net After-Tax Receipt” means the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws that applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Executive in the relevant tax year(s).
(iii)    “Parachute Value” of a Payment means the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.
(iv)    “Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to the Agreement or otherwise.
(v)    “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.
(e)    The provisions of this Section 7 shall survive the expiration of the Agreement.
8.    Restrictive Covenants.
(a)    Return of Company Property. Upon his termination of employment for any reason, the Executive shall promptly return to the Company any keys, credit cards, passes, confidential documents or material, or other property belonging to the Company, and the Executive shall also return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing confidential information or relating to the business or proposed business of the Company or the Affiliated Entities or containing any trade secrets relating to the Company or the Affiliated Entities, in each case, in the Executive’s possession, except any personal diaries, calendars, rolodexes or personal notes or correspondence. For purposes of the preceding sentence, the term “trade secrets” shall have the meaning ascribed to it under the Uniform Trade Secrets Act. The Executive agrees to represent in writing to the Company upon termination of employment that the Executive has complied with the foregoing provisions of this Section 8(a).
(b)    Mutual Nondisparagement. The Executive and the Company each agree that, following the Executive’s termination of employment, neither the Executive nor the Company will make any public statements that materially disparage the other party. The Company shall not be liable for any breach of its obligations under this paragraph if it informs its directors and executive officers, as such term is defined in Rule 3b-7 promulgated under the Exchange Act, of the content of its covenant hereunder and takes reasonable measures to ensure that such individuals honor the Company’s agreement. Notwithstanding the foregoing, nothing in this Section 8(b) shall prohibit any person from making truthful statements when required by order of a court or other governmental or regulatory body having jurisdiction or to enforce any legal right including, without limitation, the terms of this Agreement.
(c)    Confidential Information. The Executive agrees that, during the Executive’s employment with the Company and at all times thereafter, the Executive shall hold for the benefit of the Company all secret or confidential information, knowledge, or data relating to the Company or any of the Affiliated Entities, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or during the Executive’s consultation with the Company after the Executive’s termination of employment, and which is not public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Except in the good-faith performance of the Executive’s duties for the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge, or data to anyone other than the Company and those designated by it.
(d)    Nonsolicitation. The Executive agrees that, while the Executive is employed by the Company and during the one-year period following the Executive’s termination of employment with the Company, the Executive shall not directly or indirectly, (i) solicit any individual who is, on the Date of Termination (or was, during the six-month period prior to the Date of Termination), employed by the Company or the Affiliated Entities to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or the Affiliated Entities or (ii) induce or attempt to induce any customer or investor (in each case, whether former, current, or prospective), supplier, licensee, or other business relation of the Company or any of the Affiliated Entities to cease doing business with the Company or such Affiliated Entity, or in any way interfere with the relationship between any such customer, investor, supplier, licensee, or business relation, on the one hand, and the Company or any the Affiliated Entities, on the other hand.
(e)    Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of Section 8(b), 8(c), or 8(d) and the Executive agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, on meeting the standards required by law, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of Section 8(b), 8(c), or 8(d). If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.
(f)    Severability; Blue Pencil. The Executive acknowledges and agrees that the Executive has had the opportunity to seek advice of counsel in connection with this Agreement and the restrictive covenants contained herein are reasonable in geographical scope temporal duration and in all other respects. If it is determined that any provision of this Section 8 is invalid or unenforceable, the remainder of the provisions of this Section 8 shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court or other decision-maker of competent jurisdiction determines that any of the covenants in this Section 8 is unenforceable because of the duration or geographic scope of such provision, then after such determination becomes final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable, and in its reduced form, such provision shall be enforced. Notwithstanding any provision of this Agreement to the contrary, the covenants set forth in this Section 8 are not intended to, and shall be interpreted in a manner that does not, limit or restrict the Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Exchange Act).
9.    Successors.
(a)    This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs, or legatees. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(b)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to satisfy all of the obligations under this Agreement in the same manner and to the same extent that the Company would be required to satisfy such obligations if no such succession had taken place. As used in this Agreement, “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
10.    Miscellaneous.
(a)    Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b)    Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(c)    Applicable Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of New York, without regard to the conflict of law provisions of any state.
(d)    Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 8) that is not resolved by the Executive and the Company shall be submitted to arbitration in New York, New York in accordance with New York law and the procedures of the American Arbitration Association. The determination of the arbitrator shall be conclusive and binding on the Company and the Executive and judgment may be entered on the arbitrator(s)’ awards in any court having competent jurisdiction.
(e)    Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).
(f)    Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.
(g)    Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):
to the Company (through its agent of service):

Capital Bank Financial Corp.
4725 Piedmont Row Drive, Suite 110
Charlotte, North Carolina 28210
Facsimile: (704) 554-6909
Attention: General Counsel

or to the Executive:
At the address last on the records of the Company

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt. Such notices, demands, claims, and other communications shall be deemed given in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.
(h)    Survivorship. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.
(i)    Entire Agreement. From and after the date hereof, this Agreement shall supersede any other employment agreement or understanding between the parties with respect to the subject matter hereof. The obligations under this Agreement are enforceable solely against the Company and its successors and assigns.
(j)    Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
[Signature Page Follows]

IN WITNESS THEREOF, the Executive has hereunto set the Executive’s hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.
CAPITAL BANK FINANCIAL CORP.

By: ____________________________________
Name:
Title:

EXECUTIVE

_______________________________________
Kenneth J. Kavanagh

[COMPANY LETTERHEAD]
[First Name Last Name
Street Address
City, State Zip]
[DATE]
Dear [EMPLOYEE]:
This Agreement (this “Agreement”) is made as of the date listed below, by and between Capital Bank Financial Corp. (the “Company”) and [EMPLOYEE] (“Employee”) regarding Employee’s cessation of employment with the Company.
Upon execution, this Agreement shall constitute a binding General Release. We advise that if you have any questions regarding your rights and the General Release contained in this Agreement, you should consult an attorney prior to executing this document. If you agree to the terms of this Agreement, you should sign this Agreement and return it to the individual listed below on or after the Termination Date (as defined below) but no later than 21 days from the date of this Agreement.
[ADDRESS
CITY, STATE ZIP
ATTENTION:    ]
Employee’s employment will cease on [    ] (the “Termination Date”). In accordance with the terms of Employee’s Change in Control Severance Agreement with the Company, dated [    ] (the “Change in Control Severance Agreement”), Employee will receive the severance benefits available to Employee under the Change in Control Severance Agreement as set forth on Schedule 1 attached hereto in exchange for the execution of this Agreement, which will release all claims that have been or could be made by Employee relative to Employee’s employment with, or termination by, the Company.

1.
Restrictions in Change in Control Severance Agreement. Notwithstanding anything to the contrary in this Agreement, Employee acknowledges and agrees that the provisions relating to restrictions with respect to return of property, nondisparagement, confidential information, and nonsolicitation contained in the Change in Control Severance Agreement shall remain in full and force and effect in accordance with the terms of the Change in Control Severance Agreement.

2.
Consideration of Agreement. Employee represents that: (a) Employee has had sufficient time to consider Employee’s options regarding this Agreement; (b) Employee has been provided with accurate and complete information regarding the benefits that are available to Employee under the terms of this Agreement; (c) Employee has not been subjected to any threats, intimidation, or coercion by the Company in connection with this Agreement; and (d) the terms of this Agreement have been written in a manner that Employee understands.

3.
Not an Admission. This Agreement shall not be construed as an admission by any person or entity that he, she, or it has acted wrongfully with respect to Employee or any other person, or that Employee has any claims whatsoever against any person or entity, and the Company specifically disclaims any liability for wrongful acts against Employee or any other person, on the part of itself and its officers, directors, employees, or agents.

4.
General Release. Employee hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company and its affiliates, and their officers, directors, partners, members, shareholders, representatives, agents, attorneys, and employees and each of the affiliates, predecessors, successors, and assigns, and family members of the aforementioned (collectively, the “Releasees”) from any and all rights, claims, charges, demands, obligations, causes of action, promises, agreements, controversies, liens, damages, and liabilities of every kind based upon any past action, omission, or event, whether known or unknown, and whether or not in litigation that Employee may have or that could be asserted by another on Employee’s behalf, based on any action, omission, or event relating to Employee’s employment with the Company and/or the cessation thereof through the date Employee executes this Agreement. This General Release includes actions claiming violation of Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq., the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Equal Pay Act, the Immigration and Reform Control Act, the Uniform Services Employment and Re-Employment Act, the Rehabilitation Act of 1973, and the New York State or City Human Rights Laws, each as amended, or any other federal, state, or local law, regulation, ordinance, or common law, or under any policy, agreement, understanding, or promise, written or oral, formal or informal, between Employee and the Company or any of the Releasees. This General Release also includes any claims for wrongful discharge or that the Company or any of the other Releasees has dealt with Employee unfairly or in bad faith, and any actions raising tortious claims or any claim of express or implied contract of employment or any other cause of action or claims of violation of common law. This General Release is for any and all relief, without regard to its form or characterization. Included in this General Release are any and all claims for attorneys’ fees and for future damages allegedly arising from the alleged continuation of the effects of any past action, omission, or event. Notwithstanding the foregoing, this General Release shall not release the Company from (a) any obligations under this Agreement or the Change in Control Severance Agreement; (b) any obligations regarding any rights of Employee as a current or former officer, director, or employee of the Company or its affiliates to indemnification under the Company’s bylaws or charter or any insurance policy or other agreement under which Employee is entitled to indemnification or directors’ and officers’ liability coverage; (c) any claims or causes of action that cannot legally be waived, including, but not limited to, any claim for earned but unpaid wages, workers’ compensation benefits, unemployment benefits, and vested 401(k) benefits; and (d) any claims as the holder or beneficial owner of securities (or other rights relating to securities, including equity awards) of the Company or its affiliates. By signing this Agreement, Employee represents that Employee has not commenced or joined in any claim, charge, action, or proceeding whatsoever against the Company or any of the Releasees arising out of or relating to any of the matters set forth in this paragraph. Employee further represents that Employee will not be entitled to or accept any personal recovery in any action or proceeding that may be commenced on his behalf arising out of the matters released hereby.

5.	Notification of New Employer. Employee hereby consents to the notification of any new employer of Employee’s rights and obligations under this Agreement or the Change in Control Severance Agreement.

6.
Legal and Equitable Remedies. Because Employee’s services were personal and unique and because Employee has had access to and has become acquainted with the proprietary information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

7.
Entire Agreement. Employee acknowledges and agrees that any prior representations, promises, or agreements between Employee and the Company relating to the subject matter of this Agreement are hereby extinguished, that there are no oral or written representations, promises, or agreements between the parties other than those set forth in this Agreement, and that this constitutes the entire and only agreement on the subject matters covered in this Agreement. For the avoidance of doubt, this Agreement is not intended to extinguish any provisions of the Change in Control Severance Agreement.

8.
Severability. Should any provision of this Agreement be declared or determined by any court to be illegal, invalid, or unenforceable, the validity of the remaining parts, terms, or provisions shall not be affected and each remaining part, term, or provision shall be legal, valid, and enforceable to the fullest extent permitted by law, and any illegal, invalid, or unenforceable part, term, or provision shall be deemed not to be a part of this Agreement.

9.
Jurisdiction/Choice of Law/Waiver of Jury Trial. Employee agrees that the provisions of this Agreement shall be construed in accordance with the internal laws of the State of New York, without regard to the conflict of law provisions of any state. Both parties hereby waive any right to a jury trial.

10.
Acknowledgement. By signing this document, in addition to releasing all claims described herein, in accordance with the Older Workers Benefit Protection Act of 1990, Employee is aware of and agrees to the following:

a.	Employee has been advised to consult with an attorney prior to signing this Agreement;

b.	Employee was given at least 21 days to consider the actual terms of this Agreement; Employee understands that Employee must deliver a signed copy of this Agreement to the Company in the care of: [ ];

c.
Employee understands that Employee may revoke this Agreement within seven calendar days from the date of signing, in which case this Agreement shall be null and void and of no force and effect on the Company or Employee; and

d.
Employee understands that this Agreement shall not become effective or enforceable until the seven-day revocation period has expired. Employee further understands and acknowledges that, to be effective, the revocation must be in writing, delivered to [    ], on or before the seventh calendar day by 5:00 pm after Employee signs this Agreement.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS ARISING OUT OF YOUR EMPLOYMENT.
CAPITAL BANK FINANCIAL CORP.
By:
Name:
Title:
Dated:
I have read this Agreement, and I am fully aware of the legal effects of this Agreement. I have chosen to execute this Agreement freely, without reliance upon any promises or representations made by the Company other than those contained in this Agreement, and I understand that, under the terms of this Agreement, I will receive payments as described in the Change in Control Severance Agreement, less applicable tax withholdings in accordance with the terms of the Change in Control Severance Agreement following the date on which this Agreement becomes irrevocable as described above.
EMPLOYEE
Dated:

SCHEDULE 1
SEVERANCE BENEFITS

Accrued Obligations:        $[●] (Base Salary)
$[●] (Unpaid Incentive Payment)
$[●] (Accrued Vacation)
$[●] (Unreimbursed Expenses)
Cash Severance:            $[●]
Welfare Benefits Continuation:    18 months following the Termination Date
Other Benefits:            [To be specified as applicable]